  Federal Signal Appoints Jennifer Sherman as Chief Operating Officer  Oak Brook, Illinois, April 29, 2014 ‒  Federal Signal Corporation (NYSE: FSS), a leader in environmental and safety  solutions, announced today that its Board of Directors has named Jennifer L. Sherman as its Chief Operating Officer,  effective immediately.  This is a new role at the global industrial manufacturing company headquartered in Oak Brook,  IL.  The Chief Operating Officer role more accurately recognizes Ms. Sherman’s progressively expanded responsibilities  at the Company.   Ms. Sherman will be responsible for oversight of operations for the $850 million global manufacturing business with  more than 2,500 employees around the world.    “As Chief Operating Officer, Jennifer will continue to work with me leading the overall development and execution of  our long‐range strategic goals and plans.  This formalizes the responsibilities she has assumed over the last two years  and creates a succession path,” said Dennis Martin, President and Chief Executive Officer. “Ms. Sherman has been a key  driver of our strategic restructuring, resulting in recent improved profitability.”  Ms. Sherman, 49, will work closely with the corporate and operating management teams, external stakeholders,  investors and Board of Directors. Ms. Sherman joined the Company in 1994 and most recently served as Senior Vice  President, Chief Administrative Officer, General Counsel and Secretary.  She has also had operational leadership  experience within the Safety and Security Systems Group and the Corporation’s legal, human resources, information  technology and government affairs activities.   Ms. Sherman earned both her business degree in finance and law degree from the University of Michigan. She is also a  Fellow of the Northwestern University’s Kellogg School of Management CEO Perspectives Program.   About Federal Signal  Federal Signal Corporation (NYSE: FSS) provides products and services to protect people and our planet. Founded in  1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal,  governmental, industrial and commercial customers. Headquartered in Oak Brook, IL, with manufacturing facilities  worldwide, the Company operates three groups: Safety and Security Systems, Environmental Solutions and Fire Rescue.  For more information on Federal Signal, visit: www.federalsignal.com.  Contact: Brian Cooper +1.630.954.2000, bcooper@federalsignal.com   # # #